UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 19, 2007

FOSTER WHEELER LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

001-31305	22-3802649
(Commission File Number)	(IRS Employer Identification No.)

Perryville Corporate Park, Clinton, New Jersey	08809-4000
(Address of Principal Executive Offices)	(Zip Code)

(908) 730-4000

(Registrant's Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 19, 2007, Foster Wheeler, Ltd. (the “Company”) accepted the resignation of Brian Ferraioli, the Company’s Vice President and Controller. Mr. Ferraioli resigned to pursue other employment opportunities, and his resignation was not related to any disagreement with senior management or with the Company’s accounting or operating policies.

Effective June 21, 2007, the Company’s Board elected Lisa Zardet Wood to the position of Vice President and Controller. Ms. Wood, who is 40 years old, has been with the Company and its subsidiaries for over 9 years in various positions of increasing responsibility in the finance department. Since March of 2003, Ms. Wood served as the Chief Accounting Officer for Foster Wheeler Inc. (“FWI”), a wholly owned subsidiary of the Company. From April 2002 to March 2003, Ms. Wood served as Director, Financial Reporting for FWI. Ms. Wood is a Certified Public Accountant.

Ms. Wood’s annual base salary will increase from $205,497 to $250,000, and Ms. Wood’s target bonus opportunity in the Company’s annual short-term incentive plan will increase from 35% to 40% of her annual base salary. Ms. Wood also will receive an increase in her long-term incentive compensation in the form of additional restricted stock units with an economic value as of the grant date equal to $25,000 and additional stock options to purchase common shares with an economic value as of the grant date equal to $25,000. The restricted stock units and the stock options will be granted and priced under the Foster Wheeler Ltd. Omnibus Incentive Plan (the “LTI Plan”) on August 15, 2007, provided there is an open window for the trading of the Company’s common shares by its insiders on such date.

On June 21, 2007, the Company issued a press release announcing the election of Ms. Wood as its Vice President and Controller. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 5.02 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press release, dated June 21, 2007.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER LTD.

DATE: June 21, 2007	By:	/s/ Peter J. Ganz Peter J. Ganz Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 21, 2007.